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                                                                     Exhibit 3.1

                                   RESOLUTIONS
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                             BKF CAPITAL GROUP, INC.

                            ADOPTED AT THE MEETING OF
                             THE BOARD OF DIRECTORS
                              HELD ON JUNE 7, 2005

          WHEREAS, the Board of Directors deems it desirable and in the best interests of BKF Capital Group, Inc., a Delaware corporation (the "Company"), and its stockholders to amend the Amended and Restated Bylaws of the Company (the "Bylaws") to make certain changes and additions as has been described at this meeting.

          NOW THEREFORE, BE IT RESOLVED that the Bylaws of the Company be, and they hereby are, amended as hereinafter set forth:

1. Article I, Section 1.2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

          "SECTION 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the chief executive officer and shall be called by the president or the secretary at the request in writing of either (a) the holder or holders of shares of common stock entitled to at least 25% of the voting power generally in the election of directors or (b) a majority of the members of the whole board of directors. Such request shall state the purpose or purposes of the proposed special meeting. Except as otherwise prescribed by the Delaware General Corporation Law or the Restated Certificate of Incorporation, special meetings of stockholders may not be called by any other person or persons. The date, time and place of any properly called special meeting shall be determined by the chief executive officer. The business transacted at any special meeting of stockholders shall be limited to the purpose or purposes for which the meeting is called stated in the Company's notice of the meeting pursuant to Section 1.3 of these Bylaws."

2. Article VI, Section 6.7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

          "SECTION 6.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the board of directors; provided that Section 1.2 of these Bylaws and this proviso may only be altered, amended or repealed by the stockholders. Any Bylaws adopted by the board of directors may be altered, amended or repealed by the stockholders, and the stockholders may make additional Bylaws, at any annual meeting or at any special meeting; provided that notice of such proposed alteration, amendment or repeal or new Bylaw shall have been given in the notice of the meeting. No such altered or amended or new Bylaw shall be inconsistent with any provision of the Restated Certificate of Incorporation."